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                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
                    ---------------------------------------


     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is made as of the 2nd day of May, 1996, between RENAL TREATMENT CENTERS, INC., a Delaware corporation with offices at 1180 West Swedesford Road, Suite 300, Building 2, Berwyn, PA 19312 ("Company") and JOHN A. CHAMBERS ("Employee").

                              W I T N E S S E T H:

     WHEREAS, Company and Employee are parties to a certain Employment Agreement, dated as of August 30, 1993 (the "Agreement"); and

     WHEREAS, the parties wish to extend the term of the Agreement and make certain other changes to the Agreement, all as more fully set forth herein.

     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   Amendments.
     ----------

     a. A new Section 2.12 is added to the Agreement, to read in full as follows:

     "2.12  Acceleration of Retirement Benefits.  In the event Company
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terminates this Agreement for any reason other than under Section 3.2 hereof or if Employee's employment terminates by reason of death or disability as described in Section 3.3 hereof, then in addition to amounts otherwise payable to Employee, Company shall pay Employee, within thirty (30) days of the effective date of termination, an amount equal to the portion of Company's contributions for the benefit of Employee under Company's Savings Plan, or any other qualified retirement plan of Company then in effect, that has not vested as of the date of Employee's termination, if any, plus an additional amount sufficient to satisfy Employee's federal or state income tax liability with respect to the foregoing payment and any additional amount payable pursuant to this Section 2.12, it being the Company's intention that Employee's net after tax position be identical to that which would have been obtained had Employee not been subject to any federal or state income tax liabilities with respect to payments made under this Section 2.12."

     b. A new Section 2.13 is added to the Agreement, to read in full as follows:

     "2.13  Acceleration of Exercisability of Stock Options.  In the event
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Employee is terminated for any reason other than under Section 3.2 hereof, or if
Employee's employment terminates by reason of death or disability as described in Section 3.3 hereof, or in the event of a Constructive Discharge, as defined below, then all unexercised options granted to
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Employee under Company's stock option plans which would otherwise have vested within twelve (12) months from the date of Employee's termination or which would otherwise have vested during the full Term of this Agreement, whichever is greater, shall be deemed fully vested and exercisable immediately upon Employee's termination. In determining which options shall become immediately exercisable hereunder, the then unexercisable options under each grant of options to Employee shall become exercisable. The foregoing benefit shall be in addition to, and not in lieu of, any similar benefit contained in the Executive Severance Agreement between Company and Employee, dated as of May 1, 1995 (the "Executive Severance Agreement"). For purposes of this Agreement, the term "Constructive Discharge" means a termination of Employee's employment by Employee due to a failure of Company or its successors, without the prior written consent of Employee, to fulfill the Company's obligations under this Agreement in any material respect, including any material change by the Company in the functions, duties, or responsibilities of Employee's position with the Company which would reduce the ranking, level, dignity, responsibility, importance or scope of such position.

     c. Section 3.1 of the Agreement is hereby amended to read in full as follows:

     "3.1  Commencement.  The term ("Term") of this Agreement shall commence
           ------------
("Commencement Date") on a date between August 15, 1993 and August 31, 1993 as the parties may agree, and unless sooner terminated as provided herein, shall continue thereafter until August 31, 1998; provided that the Term shall automatically renew for additional periods of two (2) years each unless either party shall deliver written notice to the other of its intention not to renew the Term not later than ninety (90) days prior to the applicable renewal date."

     d. Section 3.2 of the Agreement is hereby amended to read in full as follows:

     "3.2  Termination for Material Cause.  Company may terminate this Agreement
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for material cause, provided that, before Company may terminate this Agreement for material cause, Company must give Employee at least 30 days' advance written notice of its intention to terminate, specifying in detail the cause for termination and the intended termination date. For purposes hereof, the term "for material cause" shall mean: (a) conviction of a felony involving moral turpitude relating to the business of Company and which does, in fact, adversely and directly affect the business of Company; (b) the adjudication by a court of competent jurisdiction that Employee has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of Company; (c) repeated failure or refusal by Employee to follow policies or directives reasonably established by the President and Chief Executive Officer of Company that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Employee; (d) persistent willful failure by Employee to fulfill his duties hereunder that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Employee; or (e) intentional breach by Employee of Sections 4.1(1), 4.1(2) or Section 4.2 of this Agreement.
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2.   Ratification and Confirmation.  The other terms and conditions of the
     -----------------------------
Agreement, as amended by this Amendment, are hereby ratified and confirmed and shall continue in full force and effect.

3.   Miscellaneous. This Amendment shall be effective as of January 1, 1996.
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This Amendment may be executed in two or more counterparts, and by different parties on different counterparts, each of which shall be deemed an original and in making proof of this Amendment it shall be necessary only to produce sufficient counterparts. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and shall be governed by the laws of the Commonwealth of Pennsylvania, conflict of laws provisions notwithstanding.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Amendment as of the day and year first above written.

                                        RENAL TREATMENT CENTERS, INC.


                                        By:/s/ Robert L. Mayer, Jr.
                                           ------------------------
                                           Robert L. Mayer, Jr.,
                                           President and Chief Executive Officer


Witness:


/s/ Frederick C. Jansen                 /s/ John A. Chambers
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                                        John A. Chambers